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                                                                 Exhibit 10.1.3


                AMENDMENTS TO THE COMPANY'S STOCK OPTION PLAN


     The Costco Companies, Inc. (the "Company") 1993 Combined Stock Grant and Stock Option Plan (the "Plan") is hereby amended as follows:

     1. Section 4.1(a) of the Plan is hereby amended in its entirety as follows:

         (a) Shares of Common Stock and/or options may be granted to any employee of the Company. For purposes hereof, "employee" shall mean any employee, officer or consultant or advisor to the Company, provided that bona fide services shall be rendered to the Company by such consultants or advisors and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction.

     2. The second sentence of Section 3(a) of the Plan is hereby deleted in its entirety and shall be replaced by the following sentence.

     Notwithstanding the foregoing, any and all decisions regarding the grant of Common Stock or options under the Plan to officers who are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") shall be made either by the entire Board or by a committee (the "Independent Committee") consisting solely of two or more "non-employee directors" as such term is defined in Rule 16b-3(b)(i) promulgated under the Exchange Act.

     3. The first sentence of Section 11 shall be amended to read in its entirety as follows:

         At any time prior to the expiration of the Plan, the Committee or the Board may terminate, suspend, modify or amend the Plan.